UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 2, 2004

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.  Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about January 26, 2004.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 6, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 19 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH JANUARY 2, 2004

1.             Do you believe that there has been a shift of power in the forwarder/airfreight carrier relationship? Airfreight carrier rates have increased significantly this year. It seems that North American carriers have become more price-disciplined and we have even heard talk about collusion from Asian carriers. Please give your opinion on this.

The dynamics of the airfreight market this year definitely favored the carriers.  We would not describe this as a “shift of power,” rather, we think it a reflection of where supply and demand has taken the market.  Like a teeter-totter on a playground, someone is up and someone else is down.  As to speculation about collusion, we would really have no comment.

2.             In your 10-Q for the third quarter of 2003, you mentioned that you are aggressively marketing competitive ocean freight rates, particularly eastbound from the Far East. It appears that you feel gaining market share is especially important at the current time. Please explain why you feel compelled to adopt this strategy.

Our last 10-Q was not the first in which we have noted that we are aggressively marketing competitive ocean freight rates on the Far East to North American lanes.  Its not so much a strategy that we recently “adopted” as it is a continuation of the approach that we’ve taken since we entered the ocean business in earnest in 1986.

If you look at the growth of our ocean product, we think that you’ll agree that these statements about aggressive marketing of ocean freight rates are as accurate as of the third quarter of 2003 as they were in the third quarter of say 1998.  Given a choice, more market share is better than less market share and the profits have followed along nicely.

3.             In your filing on Form 10-Q for the third quarter of 2003, you mention that customers have “recently” been “embracing strategies such as just-in-time inventory management.” This trend seems like it would benefit airfreight volume, but your airfreight volume has been down year-to-date. How can you explain this? (I understand that last year’s airfreight tonnage increases were at record levels, which created difficult comparisons for this year, but is there anything else at work that may be offsetting the “recent” trend you spoke of?)

Again, if you have been reading our filings on Form 10-Q, you would also note that this is wording that we have used for quite some time.  We probably need to admit that the “recently” word may have now become shop-worn, but the companies we deal with really do continue to refine and shorten their supply chains to reduce the amount of inventory they are holding.

The sentence you reference, comes in a portion of the 10-Q where we are speaking about other risk factors and the observation we were making went to the fact that computer systems and a stable worldwide network were factors in attracting and retaining customers.  We were speaking about international logistics, not just airfreight.

Our ocean and brokerage customers have sophisticated information needs and look to rationalize their supply chains although the kinds of commodities they need to move may not be the high value/time sensitive goods that an airfreight customer deals with.  A well-executed ocean program can do quite a bit towards lowering supply-chain costs.

Finally, as you noted, last year’s airfreight tonnage was indeed extraordinary and as we have already stated, they’ve made for some tough year-over-year comparisons.  The tough part for us is attempting to determine what was normal and real versus what was interjected as a result of the 2002 West Coast labor disruption.  The plain fact of the matter is that there has been less airfreight this year than there was last year.  This has much more to do with the fact that our “baseline” growth in airfreight could not overcome the distorted 2002 figures than any failure of the observation that we face a business risk from the fact that the customers have increasingly sophisticated expectations as a result of a focus on supply-chain efficiencies.

4.             We’re shareholders of Expeditors. I was wondering if you could comment on a note that Xxxxxx Xxxxxxx put out on November 18th, 2003. In this note, the analyst mentions that Expeditors lost two large customers to a competitor due to better technology. I was wondering if you could add some color regarding those two clients (what were the technology reasons for the shift, were there other factors at work besides just technology, was Expeditors given a chance to match the other deal, how would these customers rank in terms of profitability – maybe poor customers from profitability standpoint and thus didn’t mind losing them, any other comments you think would help us understand the situation a bit better.)

Gratefully, losing customers is not something that happens a lot around here.  It does happen and when it does it is regrettable.  For many years we have pursued what we think is the rather sensible policy of not commenting on specific customer gains and losses.

The one recent instance where we did depart from this policy was the spring 2001 loss of a significant brokerage customer that resulted in employee layoffs and a lawsuit that may finally be coming to trial.  The loss of this customer was not so significant financially as it was devastating for one branch and a great number of good people who were doing great work.  While we offered to transfer these employees to other offices, the majority chose to stay in Detroit where they had their roots: family, friends, and spouses with jobs.  We had never had a layoff before and the whole event was hardly something we could ignore or decline to comment about.

So that is a long way of saying our policy is not to comment on specific customer gains or losses, but we have made at least one exception.  Now, turning to the particular Xxxxxx Xxxxxxx research report that you mentioned, perhaps it will surprise you to learn that we have never seen a Xxxxxx Xxxxxxx research report on Expeditors, and they have not been in for a visit.  Xxxxxx Xxxxxxx may follow us, but it seems to be from a distance.

Now the truth is that we are aware of a couple of good-sized, long-standing accounts that we just took from the competitor mentioned by Xxxxxx Xxxxxxx and in each case the flexibility of our technology was certainly a major factor, but we are frankly not aware of the customer losses.  We are left wondering if the analyst from Xxxxxx Xxxxxxx got the “why who lost what to whom” confused.

5.             On a shipment from Europe to the U.S., I presume that most or at least a considerable portion of your operating costs such as salaries and rent are in euros, so you would probably be billing in euros.  If so, shouldn’t the same bill and profit for services rendered this month with the euro worth say $1.20 translate into higher net revenues and profit than it would have last year at this time when the euro was closer to $1?  If this is true, shouldn’t the profits from your European division be flattered by the change in the value of that currency relative to your results a year ago?  In other words, why shouldn’t we take into account the change in the value of the currency when analyzing the reported growth of your European operations?

Our United Kingdom operation is by far the largest operation that we have in Europe and our business in the U.K., in general, is not based on the Euro.  While some large British companies with extensive operations in the balance of the EU, will use the Euro, the vast majority of our U.K. business is conducted in pounds.

All of this is to say that we can’t assume that all the results of our European operations show the influence of the Euro.  That said, the U.K. pound has taken on a lot of Euro-tendencies.  Even though it is currently at a long-time high against the dollar, the strengthening of the pound against the dollar has not been nearly as severe when compared with the Euro since the  beginning of the fourth quarter of 2002.

Most of the freight in our business, we would estimate in excess of 70%, moves on what we call a collect basis.  This means that the freight charge is paid by the consignee in the currency that the consignee requests.  Most often that is the currency of the destination country.  In our world, the largest European export destination is the United States.  That means that a large amount of the export revenue out of Europe is U.S. dollar denominated.  The freight costs, however, are paid in the local currency, be it U.K. pounds or the Euro.  In the last year, this in and of itself has had some margin implications.  Where the revenues are U.S. dollar dominated and the expenses are in a local currency, which has tended to strengthen against the U.S. dollar, it doesn’t take an advanced degree in mathematics to see that net revenues will actually be lessened by this currency effect.

You are correct in stating that what we term “salary and overheads” are all denominated in local currency.  That means that the European expenses recorded in local currency cost more in U.S. dollar terms when translated every month.

To the extent that we are able to generate additional profits, those additional profits do translate into U.S. dollars at a rate that is higher than was the case in 2002.  However, as we have tried to show above, it is wrong to merely assume that a strengthening in the European currencies automatically drives increased profits by a percentage amount equivalent to the strengthening.

6.             I have heard several shippers mention that Fritz (I am sure you will XXX out Fritz but I have included it to make the question as specific as possible) has become much more competitive using UPS tracking technology. I was told that the technology they are using is the best in the industry and allows the customer to track the freight by coordinate on the ocean. These shippers have shifted business to Fritz as a result. Can you comment on the difference in technology and whether it is a major factor in the decision making process.

Claims that proprietary technology platforms are “the best in the industry” are becoming the logistics company version of “my dad can beat up your dad” arguments that second graders get into out on a playground.  We would expect that UPS would have made drastic improvements on the Fritz technology platform.  Just standardizing the plethora of information technologies Fritz accumulated and hot-wired together through years of wanton, “one-night stand” acquisitions would have been a drastic improvement in and of itself.

Technology is certainly a major factor in any logistics decision these days.  We have never made the claim that our systems are the best in the industry.  What we have said is that if we’re not ahead of everyone with respect to systems, we’re not behind everyone either.  There is nothing in the real world feedback that we get from our customers that indicates that this is not still true.

Everyone has features in their systems that are unique or perhaps work better than all the rest.  Some features have different values to different customers.  For instance, having a system that shows you where on the ocean a container is might be interesting to some, but have no value to many others. Once a container is on the vessel, the carriers each provide an estimated arrival date, which they then update regularly. Historically, this information is accurate to within hours.  It is this estimated arrival date that service providers and consignees use to update their supply chain processes, not a blinking dot moving almost imperceptibly across a map or grid.  As any software company knows, there is stuff that demos well and then there is software that actually works and does something useful.  If we err, we want it to be on the side of actually works and does something useful.

Again back to value, we’ve always felt that the true measure for value added was the value actually realized by the customer.  While there may be some who would pay extra for the particular feature you cite (and this feature is only a convenient example) there are others, we think perhaps most, who would not.

Think about your available options now that you know the exact location of your container in the ocean.  Can you get it unloaded and change the routing mid-ocean?  In fact, does looking at a blinking dot on a map give you any additional information about when the container will actually arrive in port?  In fact, you most likely must depend on the carrier for this information.  There are examples, however of where satellite tracking of containers would be highly desirable from a security perspective, particularly for ground on-forwardings of high-value goods.

If this feature, or any other feature for that matter, becomes a de riguer requirement for providing logistics services, we’re confident that our technological base and capabilities are adequate to develop and deploy this feature for those customers who see value in implementing it.

7.             What are the advantages you would point out to a potential customer as to why they should use Expeditors rather than an integrated company offering “Supply Chain Solutions”.

Our solutions are entirely “asset” independent, meaning we have no internal pressure to balance out our asset utilization as we seek to find solutions to our customer’s logistics problems.  Some customers, depending on their particular needs — small package, express envelopes — intense domestic parcel distribution, might be better served using an integrator’s solution. The caveat here is that the customer must customize their processes and operational procedures to accommodate asset availability issues that are dictated and driven by the needs of the integrator.  All said however, we don’t try to compete with any of the behemoth integrators in areas where we know what we have won’t scratch the customer’s itch.

Heavy freight is an area that itches and is one where we know we can compete.  By its very nature, heavy freight is more variable and less structured in its ability to adapt to fixed shipping schedules than is the small parcel or express envelope business.  These smaller packages are much more easily funneled into a pre-set, rigid, provider-defined solution.  This is a solution that has built-in incentives, on occasion, to favor vendor asset utilization over customer service (i.e. if your package isn’t ready to go when they show up, you have to wait until the next pick-up or you pay extra).

It has always been our contention that the non-asset based model provides greater motivation to focus on a customized solution given the right mix of freight (i.e we will call you when it’s ready and make sure you’re here in 30 minutes).  Our advantage comes from being able to use our intellectual capital, both human and systems, to choose from among a host of different providers and pick the best match of assets available to meet customer logistics demands as they arise.

There are of course some instances, assuming the customer is willing to pay for dedicated asset utilization, that they can have dedicated asset service — such as a charter.  Our model accommodates charters as well as anyone.  In fact, we think that we have a slight advantage in that we can canvas a larger group of charter providers than can an asset-based carrier, who are primary competitors for many of these charter operators.

8.             Does any of your airfreight move on aircraft operated by either of the two large asset based courier/small package companies?

On occasion, yes.  To the extent that the service they offer fits in with the overall service objective specified by our customers, we have no problem using UPS and/or FedEx as a component of providing a customized customer solution.  In fact, we have collaborated with both UPS and FedEx in meeting the needs of our customers on numerous occasions in the past few years.

9.             I have heard reports that ocean carriers will once again seek to aggressively raise their rates in 2004.  Given the difficulty in passing these aggressive rate increases on to customers in 2003, why should we be confident that we will not see a repeat performance in the coming year.  At the same time, a competitor (XXx) recently indicated on their fiscal third quarter conference call that they had decided not to pass on the full extent of the carrier rate increases and accept a lower margin.  Should this be read as an indicator that sub-20% margins turned in by Expeditors in recent quarters is a better view of reality than the margins of late 2001 and early 2002?

Without wanting to sound like a broken old record, far too much is read into the meaning of margins.  In our view, XXx’s announcement is more a reflection of the market forces they face than any sort of strategic play.

Lower margins, in and of themselves, are not always a harbinger of impending disaster.  If you can push more freight through the system without having to add personnel, it makes sense to give up some margin to try to capture more net revenue.  With this in mind, lower margins may be a desirable thing.

There are many factors that influence ocean “margins” and given the dynamics of both the supply and demand sides of the ocean markets right now, we don’t think it would be a meaningful exercise for us to try and predict which way ocean margins will move.

10.          Is there any reason to believe that the tax rate in 2004 should differ materially from 2003 levels?

No.  At this time, we fully expect that our 2004 tax rate for financial accounting purposes will be very close to the 36% rate that was applicable to 2003.

11.          Does Expeditors expect the TSA’s Air Cargo Strategic plan, which requires all airlines (both passenger and cargo) to inspect 100% of “high risk” freight (after December 25), to have an impact on airfreight forwarding operations?  In terms of your customers’ freight, roughly what percentage (if any) would you describe as having an elevated risk and require inspection? Under the new regulations requiring random inspection of airfreight cargo, which parties are responsible for the random inspection?  Do you have any idea on how much additional expenses these regulations require?  Do IT system capabilities help facilitate shipment processing under the new regulations?

Commenting on security issues is something that we are careful about for what we hope are obvious reasons.  The more detailed the question, the less likely we are going to be able to answer.

From the information available to us, we do not believe that our air freight operations will be materially affected.  There are some system enhancements that will be required to implement the latest security standards, just as there were with the Automated Manifest System for ocean shipments, but we expect these to be manageable.  Beyond this, we are really not comfortable saying much more.

12.          Recently, one of your competitors indicated that the global economy was showing “signs of strength”.  How would Expeditors describe the current state of the global economy?  Are there particular parts of the world that have shown notable recovery in recent months?

We’ve been on record since the summer of 2003 as telling people that we had sensed a “loosening up.”  We also mentioned at that time that one of the problems with measuring strength might be the standard employed in the measurement.  If you expect to see a return of the economy we experienced during the last half of the 1990’s, you may need to readjust your expectations.

The high-tech sector seems to be rebounding somewhat and retail continues to be steadily progressing.  We would conclude that things do appear to be getting better, albeit on a rather fragile footing.

As of the end of 2003, we are still involved in a far reaching and expensive global conflict against the shadows of terrorism and numerous global trade tensions that are playing themselves out.  The currency markets are somewhat disconnected with an almost unprecedented one-year decline in the U.S. Dollar measured against other free-floating currencies and this has economic ramifications far beyond the United States.

That said, the global economy and all those things that exert influence on it are really all things that we cannot do anything about – other than to be vigilant and ready to react when changes affect, even temporarily, our customer’s global logistics supply chains.  Uncertainty presents opportunity and we’ll take opportunity in any form that we can get it.

13.          What are Expeditors’ plans for new office openings in the first half of 2004.  What parts of the world is Expeditors to expand through new branch offices?

We’ll look forward to opening several offices in Eastern Europe.  Some markets in Central America continue to pose some interest and the Middle East may offer some additional opportunities.

14.          In your last 8K, you chose not to provide capital expenditure guidance for calendar 2004.  At this point in time, do you have a better sense as to how capital expenditures will shake out in the coming year?

At this point of time, if we wait any longer to get this 8-K out, we will be able to give a progress update on 2004 actual spending.  Actually our budgeting process is complete and we think you should anticipate our spending some $30-35 million.  This number may drift upward as we may now be able to start on the San Francisco redevelopment earlier than the original November 2004 date.

15.          Ocean freight gross yields have been under pressure throughout calendar 2003, does Expeditors anticipate this trend to continue or will pressure on ocean freight rates subside going forward.  What particular ocean freight lanes, by geography, are feeling tight in terms of capacity at this point in time and what lanes currently have ample space?

Ocean freight gross yields are certainly lower in the last part of 2003 than they were in 2002.  This is both a function of carrier pricing and asset availability.  While we would expect some pressure on freight rates going forward, particularly on those heavy lanes ex-Asia for North America,  we really don’t care to predict what will occur in the ocean pricing market over the next 12 months.  We would probably be wrong anyway.

16.          What is your opinion on the current method of setting ocean rates through the various conference systems versus allowing the free market to set the rates?  Being a proponent of the invisible hand theory, we are guessing you prefer the free market approach.  Is there an inherent advantage or disadvantage of one system over the other for freight forwarders?  Do you believe there is any change forthcoming?

We’ve addressed this question before in previous 8-K’s.  We have always felt that we would do better in an unregulated environment.  We find it somewhat unsettling, particularly in the current environment, that there is now government regulation of the pricing mechanism, but a selective exclusion that allows only the vessel-owned carriers to enter into service contracts with customers.  The rest of us are prohibited from doing this and can only offer our service in a published tariff.

However, these are the cards we’re dealt and we’ll continue to play our hand by aggressively marketing services at competitive rates which also result in a fair return to our shareholders.  Based on the percentage of operating income generated from each dollar of net revenue, we believe that ocean freight is the most profitable product that we have.  That is the way it has been in this semi-regulated business and that is the way we expect that it will remain.

17.          The last 8-K suggests that management believes the company can support a dividend yield of 0.5-1.0%.  What are the key financial measurements that the board considers in setting the dividend?  How high is too high?

The dividend discussions that are conducted during our directors meetings have been among the most “spirited” debates that we have.  We are a very conservative company and we have a very conservative board.  Financial measurements have never been the primary driver of dividend increases.

When the board first studied the topic of a cash dividend in the early nineties, the most prevalent rationale for paying a dividend, or splitting the stock for that matter, was the “message” that the board could and should send.  The sustainability of any enhanced dividend and the amounts of cash that need to be retained in the company to provide a debt-free balance sheet and cash to weather any storms that might arise.

How high is too high has never been a discussion topic.

18.          Accounts receivable and accounts payable seemed to increase more than usual during the third quarter of 2003.  Could you please explain this increase?

The increase in accounts receivable had something to do with a later peak season, to the extent there was a peak season.  The corresponding increase in accounts payable is merely a reflection of our cash management efforts to closely match the timing of cash outflows with the related inflows.

19.          Recently XXx announced an acquisition of a contract logistics business in the pharmaceutical industry in South Africa for $40 million which was estimated to produce $35 million in net revenue and $7 million in pre tax earnings.  Would you consider using some of your cash to make a similar acquisition?

Probably not, but to understand why, we have to dive into the brackish and dark waters of accounting.  We have received numerous inquiries of late suggesting that we consider reevaluating our stated position on acquisitions in light of recent FASB pronouncements.  The proponents of this reconsideration observe that as a result of rule changes, systematic amortization of goodwill is no longer required.

To properly evaluate what we have just said, we need to make sure that we all on the same page.  With apologies to those who have had a great deal of experience with acquisitions, we now need to take a breath and descend into the muck.

The FASB issued FAS 141 “Business Combinations” and FAS 142 “Goodwill and Other Intangible Assets” in final form in June 2001.  These pronouncements were intended to address many of the more egregious irritants that had been lingering around the proper accounting for acquisitions.  One of the primary motivations was to “kill” the concept of a “pooling of interests” business combination.

“Poolings” were simple little transactions whereby two companies could engage in an acquisition such that there was no acquirer, just two companies that decided to merge.  There was no starting date, you merely added together the financial statements together for the current year, did the same back to time immemorial and off you went.  Two separate companies became one entity with nothing more complicated required than basic arithmetic.

While there were actually some instances where a “pooling” could be argued with somewhat of a straight face, pooling in the hands of the unscrupulous led to a call for more.  Many companies, suffering from a slow year, would merely scout out a company that had the requisite earnings to “make the year” and “pooled” them by issuing stock to the shareholders of the target company.

To stem this sort of abuse, the Accounting Principles Board (one of numerous of the FASB’s failed ancestors) issued APB Opinion 16, which became the holy writ of merger accounting.  The APB did not eliminate “pooling,” it just made it complicated.  APB 16 provided two options for conducting business combinations: 1) “pooling” which could happen only as long as a detailed list of finite events occurred and 2) “purchase accounting” which was what got if you could not meet the detailed pooling rules.

With “purchase accounting” there was always an acquiring company and a company that had been acquired.  The need to identify a survivor and the road kill in the transaction was one reason “poolings” were more pleasant, but there was a bigger problem.  Under “purchase accounting,” the difference between the fair value of the underlying net assets of the acquired company and the purchase price was booked on the balance sheet of the acquiring company under a caption known as “Excess of Fair Value of Acquired Net Assets.”  The long-winded caption was commonly referred to as “Goodwill” and the real ugly part about goodwill was that APB 16 required that all goodwill be amortized into the acquiring company’s P&L over some future period not to exceed 40 years.

Now for our beginners, let us stop here to examine some of the slime we just stirred up on the bottom of this pond.  A balance sheet does not attempt to record anything other than the historical value of assets, so there was always likely going to be a huge difference between the fair value of the underlying net assets of the acquired company and the purchase price.  Further, the result of amortizing something is an increase in expense and expenses are bad for profits.  The limitation of no more than 40 years on the amortization of goodwill was arbitrary, perhaps biblical in the sense that 40 was a lot, but arbitrary nonetheless.

The amount of time that goodwill was to be amortized was always a very contentious debate between management and the outside auditors.  Management thought that 40 was a good number since it was right there in the rule while the auditors would want to contemplate the incalculable asking questions like “how much future benefit will there be from the goodwill paid for this investment.”  Clients responded 40 and auditors pointed to all sort of indicia like customer turnover, employee turnover, product life cycle of acquired product lines, and etc.

The ultimate irony was that after say 40 years, a pooling and a purchase transaction looked the same.  One was just way more expensive in the meantime because in purchase accounting you faced amortization of goodwill while with pooling there was no earnings hit.  Next to stock options, this was one of the more contentious issues within the academic, professional and industry circles prior to the 90’s.  And like the stock option debate, Mr. Buffett had a strong opinion.  As a famous investor, he saw no reason to amortize goodwill.  Amortize stock options, but don’t distort the income statement by amortizing goodwill.

Now, in June of 2001, the FASB issued a much-debated pronouncement, which had the original goal of killing pooling.  Under the provisions of FASB 141 and 142, there were some significant changes to acquisition accounting:

•                  “Pooling” was eliminated.  Henceforth, there would only be one method of accounting for acquisitions.

•                  Under the new method, which is essentially a modified “Purchase” accounting method, the Excess of Fair Value of Acquired Net Assets is required to be differentiated between “Goodwill” and “Intangible Assets”

•                  Goodwill will no longer be amortized systematically.  Instead, corporations will carry these costs and subject them to timely “impairment” tests to determine if the underlying economic benefits being generated by the acquisition exceed the goodwill that is carried on the books of the acquirer.  In those instances where they do not, an “impairment” write down is in order.  As an aside, when these come, they will come in “lumps” not in some smooth predictable stream.  Unfortunately, this area is also so subjective, that we predict that they will come too late to help the innocent investor.

•                  Goodwill will still be defined as the excess of the purchase price over fair value of acquired net assets, but acquired net assets is not limited to tangible assets.  It will be very important to identify and value all of the other intangible assets that must be separately valued first.

•                  FAS 141 requires that some intangibles that were not assets at the date of the acquisition be valued and booked separate and apart from goodwill where appropriate.  For our purposes today, these intangible assets are things like favorable leases, service agreements or any long-term customer contracts.  Items that likely do not need to be identified and valued separate from goodwill include the assembled workforce and unidentifiable customers like walk-ins.  Having recorded the value of these identifiable intangible assets, they need to be amortized as an expense in future financial statements.  In plain talk, this means that the fair value of any contractual relationship, be it a lease on real estate or a long term commercial contract for a customer’s business, needs to be recorded as an asset at its fair value as of the date of the acquisition and systematically amortized into the P&L.

Bringing this all “full-circle,” the fact that goodwill no longer needs to be amortized can be a kind of Trojan horse if one looks closely at requirements of FAS 141 and 142.  There are enough caveats that apply to booking the fair value of leases and contracts and amortizing these amounts against future income, we think it may be difficult to assess the exact positive potential for acquisitions.

This particular issue is very visible right now and is very much “under the spotlight” of the applicable regulatory authorities.  There has already been one logistics company that has run into difficulties with the SEC on how they allocated their excess purchase price between goodwill and intangible assets.  Having found themselves dead center in the SEC’s cross hairs, they agreed to restate prior public filings, allocate more value to intangible assets and shorten the useful life of the intangible assets they had previously identified.

We look at the announced details of the acquisition that you mentioned and wonder how the SEC is going to look at those long-term customer contracts.  If an acquisition is a good idea, and we have done a few ourselves, it is a good idea because the business reasons and opportunities that drive the acquisition are not dependent on how the accountants book the transaction.  For the time being, we’ll leave this to greater minds and focus on what we’ve always done.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

January 2, 2004	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

January 2, 2004	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer